Exhibit 5.4

Our ref	RXG/601575-000002/7939852v3
Direct tel	+852 3690 7501
Email	richard.grasby@maplesandcalder.com

Addressees as specified in Schedule 1

9 March 2015

Dear Sirs

P&O Princess Special Voting Trust

1	We have acted as Cayman Islands counsel to The Law Debenture Trust Corporation (Cayman) Limited (the “Trustee”) in connection with:

1.1	The voting trust deed (the “Trust Deed”) dated 17 April 2003 by and between Carnival Corporation, a Panamanian corporation, (the “Depositor”) and the Trustee, pursuant to which the Depositor and the Trustee established the P&O Princess Special Voting Trust, a Cayman Islands law trust (the “Trust”) and pursuant to which shares of beneficial interest in the Trust have been issued and the initial trust property of which was the P&O Princess Special Voting Share; and

1.2	The registration statement on Form S-3 ASR, including all amendments or supplements thereto (“Form S-3”), filed with the Securities and Exchange Commission on 9 March 2015 by Carnival Corporation and Carnival plc, a public limited company incorporated under the laws of England and Wales (“Carnival plc”), under the Securities Act of 1933, as amended (the “Registration Statement”) relating to, among other things:

(a)	Carnival Corporation’s senior debt securities (“Senior Debt Securities”) and subordinated debt securities (“Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”), consisting of notes, debentures and/or other evidences of indebtedness denominated in United States dollars or any other currency;

(b)	Carnival Corporation’s Warrants;

(c)	Carnival Corporation’s Purchase Contracts;

(d)	Carnival Corporation’s Units;

(e)	shares of Common Stock (including shares to be issued upon conversion of the Debt Securities) of Carnival Corporation, par value $0.01 per share (the “Carnival Corporation Common Stock”);

(f)	shares of Preferred Stock (including shares to be issued upon conversion of the Debt Securities) of Carnival Corporation, par value $0.01 per share;

(g)	trust shares of beneficial interest in the Trust, which Trust Shares are paired with the shares of Carnival Corporation Common Stock on a one-for-one basis and represent a beneficial interest in a special voting share of Carnival plc;

(h)	a guarantee by Carnival plc of Carnival Corporation’s contractual monetary obligations under the some or all of the Debt Securities pursuant to the indentures governing the Debt Securities;

(i)	Carnival plc’s senior debt securities (“PLC Senior Debt Securities”) and subordinated debt securities (“PLC Subordinated Debt Securities” and, together with the PLC Senior Debt Securities, the “PLC Debt Securities”), consisting of notes, debentures and/or other evidences of indebtedness denominated in United States dollars or any other currency; and

(j)	a guarantee by Carnival Corporation of Carnival plc’s contractual monetary obligations under the some or all of the PLC Debt Securities pursuant to the indentures governing the PLC Debt Securities.

We are furnishing this opinion as Exhibit 5.4 to the Registration Statement.

2	Other terms used but not defined in this opinion are used as defined in the Trust Deed.

3	For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following:

(a)	the Trust Deed;

(b)	a letter from the Trustee to the Depositor dated 17 April 2003 (the “Representation Letter”); and

(c)	the Form S-3.

4	This opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion relates only to the laws of the Cayman Islands in force on the date of this opinion. We have relied on the following assumptions, which we have not independently verified.

4.1	The trusts powers and provisions of the Trust have been validly subsisting without interruption since 17 April 2003 and are validly subsisting at the date of this opinion.

4.2	All the present terms of the Trust are contained within the Trust Deed and no other documents or events are relevant to establishing the present terms of the Trust.

4.3	The Trustee has strictly complied at all times with the terms of the Trust and the trust laws of the Cayman Islands and P&O Princess Special Voting Share remains the trust property subject to the terms of the Trust.

4.4	The Trustee has now and has always had the power and authority to perform all its trusts and powers as trustee.

4.5	The Trustee has exercised and will exercise all powers conferred on it by the Trust Deed or by law in good faith and for the purposes for which they were conferred and for no collateral purpose.

4.6	The representations of the Trustee in the Representation Letter are as true and correct today as they were at the date of the Representation Letter and that the Trustee has performed and continues to perform the undertakings of the Trustee in the Representation Letter.

4.7	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and all signatures, initials and seals are genuine.

4.8	There is nothing under any law (other than Cayman Islands law) that would or might affect the opinions in this letter. Specifically, we have made no independent investigation of the laws of England and Wales, the Republic of Panama or the States of New York or Florida.

5	Based on the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we consider relevant, we are of the opinion that:

5.1	The Trust is duly established and constitutes a validly existing trust under the laws of the Cayman Islands; and

5.2	The P&O Trust Shares when issued as contemplated by the Registration Statement (the “P&O Trust Shares”), have been authorised for issuance in accordance with the provisions of the Trust Deed and, on the relevant entries being made in the Share Register, the P&O Trust Shares will constitute validly issued, fully paid and non-assessable Trust Shares and, in respect of such P&O Trust Shares, the registered holders will have the rights attributable thereto as set forth in the Trust Deed.

6	This opinion is given today and may not be relied on at any later date. This opinion is given for your benefit for the purposes of the Registration Statement to be filed with the Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 as amended (the “Securities Act”). It may be relied on by the addressees only. It may not be relied on by any other person except with our prior written consent. We hereby consent to filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under the Securities Act, or the Rules and Regulations of the Commission

Yours faithfully

/s/ Maples and Calder Maples and Calder

SCHEDULE I

Carnival plc

100 Harbour Parade

Southampton SO15 1ST, United Kingdom

011 44 23 8065 5000

Carnival Corporation

3655 NW 87th Avenue

Miami

FL 33178-2428

United States of America

United States Securities and Exchange Commission

100 F Street, NE

Washington

DC 20549

United States of America

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